NEWS RELEASE

CONTACT:
Robert L. Montgomery, Jr.
Executive Vice President and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5405


  COLUMBUS McKINNON RETAINS BEAR, STEARNS & CO. INC. TO ADVISE IT ON STRATEGIC
                   ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE

         AMHERST, N.Y., January 11, 2000 -- Columbus McKinnon Corporation (Nasdaq:CMCO), a leading global manufacturer and supplier of material handling products and solutions, announced today that it has retained Bear, Stearns & Co. Inc. to advise it on strategic alternatives to maximize shareholder value, including a sale or merger of the Company.

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon commented, "In taking this action, management and the Board believe that there is significant value in CM's business that is not reflected in our current share price. Therefore, we are evaluating alternatives to realize the substantial value of our Products and Solutions - Industrial segments, which hold strong market share and brand leadership while contributing most of CM's consolidated sales and earnings and generating significant cash flow. In addition, we are continuing with our previously announced plan to explore strategic options for our Solutions - Automotive segment (Automatic Systems Inc.)."

Tevens continued, "We have retained Bear Stearns as a financial advisor to assist us in conducting an orderly and thorough evaluation of all our options for maximizing shareholder value and will move ahead with this coordinated initiative as expeditiously as possible."

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Columbus  McKinnon  Corporation  is  a  broad-line  designer,  manufacturer  and supplier of sophisticated material handling products and integrated material handling systems that are widely distributed to industrial and consumer markets worldwide. Those items that reflect the highest sales of Columbus McKinnon's Products segment are hoists, steel welded chain and attachments, and industrial components. Integrated material handling solutions are systems that are designed to meet specific applications of end users to increase productivity through material handling. Comprehensive information on Columbus McKinnon is available on its Web site at http://www.cmworks.com/

This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenues and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission.

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